EXHIBIT 99.1

Contact:	Frank Guidone, CEO
(757) 766-4400
Boutcher & Boutcher Investor Relations
Aimee Boutcher or Daniel Boutcher
(973) 239-2878

FOR IMMEDIATE RELEASE

Measurement Specialties Changes Listing to The Nasdaq Stock Market

Hampton, VA, September 6, 2005 - Measurement Specialties Inc. (MSI) announced today that its board of directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The Nasdaq Stock Market®.  Effective Tuesday, September 13, the Company will trade under the symbol NASDAQ: MEAS.

“We believe the Nasdaq Stock Market will provide MSI with enhanced visibility and liquidity,” said Frank Guidone, CEO of Measurement Specialties. “With our strong technology orientation, the Nasdaq’s advanced electronic trading platform is the best fit for MSI and for our shareholders.”

“We are pleased to welcome Measurement Specialties to our family of innovative, industry-leading companies,” said Bruce Aust, Executive Vice President of NASDAQ. “NASDAQ looks forward to providing MSI with increased exposure to global investors as it expands its operations in the U.S. and abroad.”

About NASDAQ

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

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About MSI. Measurement Specialties, Inc. designs and manufactures sensors and sensor-based consumer products.  The Sensor division produces a wide variety of sensors and transducers to measure precise ranges of physical characteristics such as pressure, force, vibration, position, humidity and photo optics. MSI uses multiple advanced technologies - including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges - to engineer sensors that operate precisely and cost effectively.  The Consumer division produces OEM bathroom scales, Accutire® brand tire pressure gauges and other products.

Company Contact: Frank Guidone, CEO, (757) 766-4400

Investor Contact: Aimee Boutcher or Daniel Boutcher, (973) 239-2878